EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2005 relating to the consolidated financial statements of Rita Medical Systems, Inc., which appears in Rita Medical Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 31, 2005 and of our report dated April 29, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Rita Medical Systems, Inc., which appears in Rita Medical Systems, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004 filed on May 2, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California
July 7 2005